As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EVOGENE LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13 Gad Feinstein Street, Park Rehovot, Rehovot P.O.B 4173, Ness Ziona	7414002
(Address of Principal Executive Offices)	(Zip Code)

Evogene Ltd. 2021 Share Incentive Plan
(Full title of the plan)

Puglisi & Associates
50 Library Avenue, Suite 204
 Newark, Delaware 19711
(Name and address of agent for service)

  (302)-738-6680
(Telephone number, including area code, of agent for service)

Copy to:

Oded Har-Even Howard Berkenblit Sullivan & Worcester LLP 1633 Broadway, 32nd Floor New York, New York 10019 Telephone: (212) 660-5000 Facsimile: (212) 660-3001	Mike Rimon, Adv. Elad Ziv, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares, par value NIS 0.02 (3)	5,607,339	$2.70	$15,139,815.30	$1,651.76

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, based on $2.70, the average of the high and low sales prices of the Ordinary Shares on the Nasdaq Stock Market (“Nasdaq”), on August 30, 2021.

(3)	Represents Ordinary Shares issuable upon stock options or other awards to be granted pursuant to the Evogene Ltd. 2021 Share Incentive Plan (the “2021 Plan”).

 EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) to register 5,607,339 Ordinary Shares, par value NIS 0.02 per share (“Ordinary Shares”) of Evogene Ltd. (the “Company,” the “Registrant,” “we” or “us”) issuable by the Registrant to its and/or its subsidiaries’ officers, employees, directors and consultants, pursuant to the 2021 Plan, which was approved by shareholders on August 10, 2021 (the “Effective Date”).

The Ordinary Shares registered hereby are the maximum number of shares issuable pursuant to the 2021 Plan, consisting of (i) 1,825,909 Ordinary Shares reserved for issuance thereunder and (ii) up to 3,781,430 Ordinary Shares, including Ordinary Shares that remained available for issuance under the Company’s 2002, 2003 and/or 2013 Share Incentive Plans, as amended (the “Prior Plans”) as of May 25, 2021, the date of approval of the 2021 Plan by the board of directors of the Company and Ordinary Shares underlying outstanding awards granted pursuant to the Prior Plans if expired, cancelled, terminated, forfeited or settled in cash in lieu of issuance of Ordinary Shares, which will be available for grant of awards pursuant to the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in and made a part of this Registration Statement, as of their respective dates:

(a) The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2020 filed with the Commission on April 2, 2021;

(b) The Registrant’s Reports on Form 6-K furnished to the Commission on May 26, 2021 (the contents of Exhibit 99.1, excluding the statements of Registrant’s President and Chief Executive Officer contained therein), June 23, 2021 (the contents of Exhibit 99.1, excluding the statements of Mr. Gerstel, Ms. Firon, and Registrant’s President and Chief Executive Officer contained therein), June 23, 2021 (with respect to the contents of Exhibits 99.1, 99.2 and 99.3), July 1, 2021, July 6, 2021 (the contents of Exhibit 99.1, excluding the statements of AgPlenus Ltd.’s Chief Executive Officer and Registrant’s President and Chie Executive Officer, contained therein); the Registrant’s Report on Form 6-K/A furnished to the Commission on July 7, 2021; the Registrant’s Reports on Form 6-K furnished to the Commission on August 3, 2021, August 11, 2021, August 11, 2021 (the contents of Exhibit 99.1, excluding the statements of Registrant’s President and Chief Executive Officer contained therein) and August 31, 2021; and

(c) The description of our Ordinary Shares contained in the Registrant’s Form 8-A, File No. 001-36187, filed with the Commission on December 29, 2016, as amended by Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2020.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequently filed by the Company prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, pursuant to an undertaking made either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification (ours contain such a provision):

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above-mentioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder: (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (A) no indictment was filed against such office holder as a result of such investigation or proceeding; and (B) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”), a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure and indemnify an office holder against the aforementioned liabilities as well as the following liabilities:

•	any breach of duty of care to us or to a third party;

•	any other action which is permitted by law to insure an office holder against;

•
any expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law, including the Efficiency of Enforcement Procedures in the Securities Authority Law (legislation amendments), 5771-2011, and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and

•	any financial liability in favor of a victim of a felony pursuant to Section 52ND of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a civil or administrative fine or forfeit levied against the office holder.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law.

Under the Companies Law, exculpation, indemnification and insurance for office holders in a public company must be approved by the compensation committee and the board of directors, and, with respect to certain office holders or under certain circumstances, also by the shareholders. We have obtained the foregoing approvals with respect to our office holders, and have entered into agreements with each of our office holders exculpating them to the fullest extent permitted by law and by our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to 25% of our shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made. If the amount equal to 25% of our shareholders’ equity is insufficient to cover all indemnity amounts payable with respect to all indemnifiable directors and executive officers, such amount will be allocated among our directors and executive officers pro rata, in accordance with their relative culpabilities, as finally determined by a court with respect to a particular claim. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement. In the opinion of the Commission, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to Evogene’s Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 30, 2018)

5.1*	Opinion of Meitar | Law Offices, Israeli legal counsel to the Registrant
23.1*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm
23.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1)
24.1*	Powers of Attorney (included in the signature page to this Registration Statement)
99.1*	Evogene Ltd. 2021 Share Incentive Plan (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K furnished to the Commission on June 23, 2021)

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rehovot, Israel, on August 31, 2021.

EVOGENE LTD.

By:	/s/ Dorit Kreiner
Dorit Kreiner
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Evogene Ltd., hereby constitute and appoint Ofer Haviv and Dorit Kreiner and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ofer Haviv	President and Chief Executive Officer	August 31, 2021
Ofer Haviv	(Principal Executive Officer)

/s/ Dorit Kreiner	Chief Financial Officer	August 31, 2021
Dorit Kreiner	(Principal Financial and Accounting Officer)

/s/ Sarit Firon	Chairperson of the Board of Directors	August 31, 2021
Sarit Firon

/s/ Ziv Kop	Director	August 31, 2021
Ziv Kop

/s/ Adrian Percy	Director	August 31, 2021
Adrian Percy

/s/ Leon Y. Recanati	Director	August 31, 2021
Leon Y. Recanati

/s/ Oded Shoseyov	Director	August 31, 2021
Oded Shoseyov

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Evogene Ltd., has signed this registration statement on August 31, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Managing Director, Puglisi & Associates